Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:   Glenn Eanes

Vice President and Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FIRST QUARTER RESULTS

Winchester, Virginia (August 25, 2004) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced record results for the first quarter ended July 31, 2004.

Net sales increased 21% over the prior year to a record $187,534,000. The Company had previously issued forward guidance that anticipated net sales growth of 15% to 20%. The increase in sales reflected strong demand in both the new construction and remodel sectors.

Net income for the quarter was a record $9,701,000, or $1.16 per diluted share, compared with $7,453,000, or $0.90 per diluted share, in the same period of the prior year. Net income was above the Company’s forward guidance of $1.00 to $1.05 per diluted share.

Gross profit of 20.7% was down from 21.8% the previous year as higher material costs were only partially offset by lower labor costs. Material costs increases were primarily due to higher market prices for raw materials, particularly hardwood lumber, particleboard, and plywood. Lower labor costs were due to increased productivity. Gross profit improved from 19.6% in the fourth fiscal quarter of last year due primarily to increased productivity.

Selling, general and administrative costs decreased to 12.3% of net sales from 13.8% the previous year due to cost management efforts and leverage created by increased volume.

Looking forward to the second fiscal quarter ending October 31, 2004, the Company anticipates healthy demand in both the new construction and remodeling markets. The Company currently expects net sales will increase by 15% to 20% over the prior year. Based on higher volumes and continued improvement in gross profit margin, the Company currently believes that net income for the second quarter will be in the range of $1.15 to $1.20 per diluted share.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fourteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31 2004	July 31 2003
Net Sales	$187,534	$154,932
Cost of Sales & Distribution	148,664	121,099

Gross Profit	38,870	33,833
Sales & Marketing Expense	16,126	15,383
G&A Expense	6,886	5,944

Operating Income	15,858	12,506
Interest & Other (Income)/Expense	(46)	228
Income Tax Expense	6,203	4,825

Net Income	$9,701	$7,453

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	8,389,897	8,298,405
Diluted Earnings Per Share	$1.16	$0.90

Balance Sheet

	July 31 2004	April 30 2004
Cash & Cash Equivalents	$44,198	$29,432
Customer Receivables	44,262	48,286
Inventories	53,311	54,921
Other Current Assets	7,193	12,019

Total Current Assets	148,964	144,658
Property, Plant & Equipment	156,099	143,136
Other Assets	20,311	19,257

Total Assets	$325,374	$307,051

Current Portion – Long-Term Debt	$989	$988
Accounts Payable & Accrued Expenses	75,625	74,332

Total Current Liabilities	76,614	75,320
Long-Term Debt	27,663	18,028
Other Liabilities	20,001	20,558

Total Liabilities	124,278	113,906
Stockholders’ Equity	201,096	193,145

Total Liabilities & Stockholders’ Equity	$325,374	$307,051